Exhibit 99.(h)(2)(b)

Amendment

to

Amended and Restated Administration Agreement

This Amendment to the Amended and Restated Administration Agreement (the “Amendment”) is made as of December 22, 2005 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and FORWARD FUNDS, a Delaware Statutory Trust (the “Fund”).

Background

A.           The Fund and PFPC are parties to an Amended and Restated Administration Agreement dated as of February 1, 2003, as amended (the “Agreement”) regarding the provision of certain administrative services.

B.             The Fund gave notice of its intent to terminate the Agreement effective as of the end of the Initial Term, February 1, 2006.

C.             The Fund desires to extend the term of the Agreement until February 28, 2006, and subject to the terms hereof, PFPC is agreeable thereto.

D.            The Fund and PFPC desire to amend the Agreement to accommodate the foregoing.

E.              This Background section is hereby incorporated by reference in and made a part of this Amendment.

Terms:

The parties agree as follows:

1.               The first four sentences of Section 20 are hereby deleted in their entirety and replaced with the following:

The term of this Agreement shall be for a term commencing as of the date hereof and continuing through the close of business on February 28, 2006.

2.               Effective as of February 1, 2006, the provisions of Sections 16(b), 17 and 18 shall have no force or effect.

3.               Notwithstanding the foregoing, PFPC will retain responsibility (at agreed upon fees) for preparing and filing with the SEC: (i) Forms N-CSR and N-SAR as they relate to the Fund’s December 31, 2005 annual report; and (ii) the Fund’s 2005 notice pursuant to Rule 24f-2.  In addition, until March 9, 2006, PFPC will reasonably cooperate with the Fund’s successor service provider in the preparation of Board materials to the extent such materials are directly related to fund accounting information generated by PFPC through February 28, 2006.  The Fund agrees that PFPC shall be protected from any actions or omissions taken by PFPC after the term of the Agreement relating to the preparation and filing of the N-CSR for the period ending December 31, 2005, Rule 24f-2 notice or at the direction or request of the Fund or the successor service provider (including without limitation relating to the preparation of Board materials) to the same extent as if PFPC had taken actions or made such omissions during the term of the Agreement.

4.               Miscellaneous.

(a)          Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

(b)         Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and such provisions of the Agreement that are currently in effect shall remain in full force and effect and are hereby ratified and confirmed.

(c)          This Amendment and the Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)          This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)            Each individual executing this Amendment on behalf of any party represents and warrants that they are fully authorized to execute and deliver this Amendment on behalf of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

PFPC INC.

FORWARD FUNDS

By:

/s/ Dennis J. Westley

By:

/s/ J. Alan Reid, Jr.

Name: Dennis J. Westley

Name: J. Alan Reid, Jr.

Title: Senior Vice President

Title: President

Date: January 4, 2006

Date: December 22, 2005